UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 12, 2006 (June 7, 2006)
Baker Hughes Incorporated
(Exact name of registrant as specified in charter)

Delaware (State of Incorporation)	1-9397 (Commission File No.)	76-0207995 (I.R.S. Employer Identification No.)

3900 Essex Lane, Houston, Texas (Address of Principal Executive Offices)	77027 (Zip Code)
Registrant’s telephone number, including area code: (713) 439-8600

(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 7, 2006, Baker Hughes Incorporated (the “Company”) entered into a First Amendment to the Credit Agreement among the Company, as Borrower; JPMorgan Chase Bank, N.A., as Administrative Agent; and the lenders identified in the Credit Agreement dated as of July 7, 2005 (the “First Amendment to the Credit Agreement”). The First Amendment to the Credit Agreement extends the term of the Credit Agreement which was originally for a five year period ending on July 7, 2010 to July 7, 2011. The Credit Agreement, as amended by the First Amendment to the Credit Agreement, is a committed $500 million revolving credit facility with a provision to allow for an increase in the facility amount of an additional $500 million subject to approval and acceptance by the lenders among other conditions.
The foregoing description of the First Amendment to the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the First Amendment to the Credit Agreement which is filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 1.01 by reference.
Item 2.03 Creation of a Direct Financial Obligation.
See Item 1.01. On June 7, 2006, the Company entered into the First Amendment to the Credit Agreement. The Company had no direct borrowings under the Credit Agreement as of June 12, 2006. The description of the Amendment to the Credit Agreement is qualified in its entirety by reference to the Amendment to the Credit Agreement filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 2.03 by reference.
Item 8.01 Other Events.
On June 8, 2006, as part of a previously announced stock repurchase program, the Company entered into a Stock Purchase Plan (the “Plan”) with an agent for the purchase of shares of the Company’s common stock that complies with the requirements of Rule 10b5-1 promulgated by the Securities Exchange Act of 1934. The term of the Plan will run from June 9, 2006 until August 1, 2006, unless earlier terminated. During that term, the agent will, subject to applicable trading rules, use its best efforts to repurchase a number of shares of the Company’s common stock, if any, that will be determined under the terms of the Plan each trading day based on the trading price of the stock on that day. Shares will be repurchased by the agent at the prevailing market prices, in open market transactions intended to comply with Rule 10b-18 of the Exchange Act. Either the Company or the agent may terminate the Plan.
In addition to the Stock Purchase Plan, the Company may purchase additional shares through discretionary repurchases in a program with the agent intended to comply with

Rule 10b-18 under the Exchange Act, privately negotiated transactions or additional Rule 10b5-1 stock repurchase plans up to the total outstanding authorization.
Depending upon prevailing market conditions and other factors, there can be no assurance that any or all authorized shares of common stock will be purchased pursuant to the Plan, program or otherwise. In no event will the cumulative amount of common stock purchased under the plan exceed $1.2 billion, inclusive of all commissions and fees paid to the agent by the Company related to such repurchases.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits.

10.1 First Amendment to Credit Agreement dated June 7, 2006, among Baker Hughes Incorporated, JP Morgan Chase Bank, N.A., as Administrative Agent, and fifteen lenders for $500 million, in the aggregate for all banks.
This Form 8-K contains certain “forward-looking statements” (as defined in Section 21E of the Exchange Act, as amended) that reflect the Company’s expectations regarding future events. These forward-looking statements reflect the Company’s current beliefs and expectations and are based on information currently available to the Company. Accordingly, these statements are subject to known and unknown risks, uncertainties and other factors that could cause actual events to differ from those expressed in, or implied by, these statements. See the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and all subsequent filings with the Securities and Exchange Commission for a discussion of other risks and uncertainties. As a result, no assurance can be given that the Company’s beliefs and expectations covered by such forward-looking statements will be achieved. The Company is not obligated and has no intention to update or revise these forward-looking statements to reflect new events, information or circumstances.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKER HUGHES INCORPORATED

Dated: June 12, 2006	By:	/s/ Sandra E. Alford

Sandra E. Alford
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to the Credit Agreement dated June 7, 2006, among Baker Hughes Incorporated and fifteen banks for $500 million, in the aggregate for all banks.